Exhibit 4.17

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) is made and entered into as of [            ], 2008 by and between Guardian II Acquisition Corporation, a Delaware corporation (“Guardian”), and U.S. Bank National Association, in its capacity as collateral agent for the Noteholders (as defined in Schedule 1 hereto) (the “Collateral Agent”).

RECITALS:

A. Guardian and the Collateral Agent are parties to that certain indenture providing for 12.50% Convertible Senior Notes Due 2011 by and among the Collateral Agent, Guardian (as guarantor) and Oscient Pharmaceuticals Corporation (“Oscient”) of even date herewith (the “Second Lien Note Indenture”) and Oscient has executed and delivered to the Noteholders the notes related thereto.

B. Guardian and the Collateral Agent are parties to that certain Intercreditor Agreement dated on or about the date hereof, among Oscient, Paul Royalty Fund Holdings II, as First Lien Holder and Control Agent and U.S. Bank National Association, as Second Lien Agent and the Grantors (as defined therein) (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”).

C. The Collateral Agent has agreed to act as agent for the Noteholders in connection with the Second Lien Note Indenture.

D. In order to induce the Noteholders to accept the Notes, Guardian has agreed pursuant to the terms of the Second Lien Note Indenture to enter into this Agreement, under which Guardian grants to the Collateral Agent a second-ranking security interest in and to the Collateral as general and continuing security for its guarantee of the due performance and payment of all of Oscient’s obligations to the Collateral Agent under the Second Lien Note Indenture and the notes issued pursuant thereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guardian covenants, acknowledges, represents and warrants to and in favor of the Collateral Agent as follows:

SECTION 1. Definitions.

For purposes of this Agreement, capitalized terms used herein shall have the meanings set forth in Schedule 1 attached hereto. Capitalized terms used herein and not otherwise defined shall have the meaning given such terms in the UCC, as applicable.

SECTION 2. Grant of Security.

Guardian hereby grants the Collateral Agent, for its benefit and the benefit of the Noteholders, a security interest in all of its right, title, and interest in, to and under the following property, whether now or hereinafter existing or acquired, whether tangible or intangible and wherever the same may be located (collectively, the “Collateral”):

(a) all Accounts;

(b) all Chattel Paper;

(c) all Deposit Accounts;

(d) all Instruments;

(e) all General Intangibles (including all Payment Intangibles, Intellectual Property, Out-License Agreements and Material Contracts and all Patents, trademarks and copyrights);

(f) all Goods (including all Inventory and all Equipment);

(g) all Investment Property;

(h) all Supporting Obligations;

(i) all Documents (including all warehouse receipts and bills of lading);

(j) all Commercial Tort Claims;

(k) all Fixtures; and

(l) all Proceeds and products of any and all of the foregoing.

Each item of Collateral listed in this Section 2 that is defined in Article 8 or Article 9 of the UCC shall have the meaning set forth in the UCC, it being the intention of Guardian that the description of the Collateral set forth above be construed to include the broadest possible range of assets described herein.

Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control; provided, that, in the event of a conflict between the terms of the Indenture and this Agreement with respect to the duties and obligations of the Collateral Agent, the terms of the Indenture shall govern and control.

SECTION 3. Security for Obligations.

This Agreement secures, and the Collateral is collateral security for, the due and punctual payment or performance in full (including without limitation the payment of amounts that would become due but for the operation of the automatic stay under Subsection 362(a) of the Bankruptcy Code) of all Secured Obligations.

SECTION 4. Guarantor to Remain Liable.

Anything contained herein to the contrary notwithstanding, (a) Guardian shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of its rights hereunder shall not release Guardian from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) the Collateral Agent shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall the Collateral Agent be obligated (i) to perform any of the obligations or duties of Guardian thereunder, (ii) to take any action to collect or enforce any claim for payment assigned hereunder, or (iii) to make any inquiry as to the nature or sufficiency of any payment Guardian may be entitled to receive thereunder.

SECTION 5. Representations and Warranties.

Guardian represents and warrants as follows:

(a) Ownership of Collateral. Except for the security interests created by this Agreement and the First Lien Security Agreement, Guardian owns the Collateral free and clear of any Lien. Guardian has the power to transfer and grant a lien and security interest in each item of Collateral upon which it purports to grant a lien or security interest hereunder. Except as such may have been filed in favor of the First Lien Holder, no security agreement, financing statement, assignment, equivalent security, lien or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

(b) Validity. This Agreement creates a valid security interest in the Collateral securing the payment and performance in full of the Secured Obligations (other than Commercial Tort Claims to the extent not specifically described herein). Upon the filing of appropriate UCC financing statements in the filing offices listed on Schedule 5(b) and any required filings with the United States Patent and Trademark Office, the United States Copyright Office and similar government agencies in foreign countries, all filings, registrations, recordings and other actions necessary to perfect the security interest granted under this Agreement shall have been taken and the Collateral Agent shall have been granted a valid second-priority security interest in the Collateral (other than Commercial Tort Claims to the extent not specifically described herein and subject only to Liens permitted under the Second Lien Note Indenture and the Intercreditor Agreement).

(c) Authorization, Approval. No authorization, approval, or other action by, and no notice to or filing with, any government or agency of any government or other Person is required either (i) for the grant by Guardian of the security interest granted hereby or for the execution, delivery and performance of this Agreement by Guardian; or (ii) for the perfection of, the grant of the security interest created hereby, other than the filing of financing statements in the offices listed on Schedule 5(b) and any required filings with the United States Patent and Trademark Office, the United States Copyright Office and similar government agencies in foreign countries, or (iii) for the exercise by the Collateral Agent of its rights and remedies hereunder, other than (in the case of this clause (iii), (A) notices required to be given by the Collateral Agent under Article 9 of the UCC in connection with the exercise by the Collateral Agent of its rights as a secured party; (B) filings and/or notices required to be made and/or given by the Collateral Agent in connection with the enforcement of its rights as a secured party in judicial proceedings; (C) filing of notices of assignment of the Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office and similar government agencies in foreign countries and the filing of notices of assignment with the FDA of the NDA’s and IND’s relating to the Product, (D) notices of assignment required to be given to and consents required to be obtained from counterparts under manufacturing, distribution, and other commercial contracts relating to the Product (including third-party payors) in connection with an assignment of rights under such contracts, and (E) any required consents from the holders of the underlying rights to the Intellectual Property covered by the In-License Agreements in connection with realization by the Collateral Agent of its security interests in the In-License Agreements.

(d) Enforceability. This Agreement is the legally valid and binding obligation of Guardian, enforceable against Guardian in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

(e) Office Locations; Type and Jurisdiction of Organization. The chief place of business, the chief executive office and each office where Guardian keeps its records regarding the Collateral are, as of the date hereof, located at the locations set forth on Schedule 5(e); Guardian’s type of organization (e.g., corporation), jurisdiction of organization and organizational number provided by the applicable government authority of its jurisdiction of organization are listed on Schedule 5(e).

(f) Names. Guardian (or any predecessor by merger or otherwise) has not, within the four (4) month period preceding the date hereof, had a different name from the name listed on the signature pages hereof.

SECTION 6. Further Assurances.

Guardian agrees that from time to time, at its expense, Guardian will promptly execute and deliver and will cause to be executed and delivered all further instruments and documents, and will take all further action, that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Guardian will: (i) (A) execute and file, record or register such financing or continuation statements, or amendments thereto, and (B) deliver such other instruments or notices, in each case, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (ii) furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail, (iii) at the Collateral Agent’s request, appear in and defend any action or proceeding that may affect Guardian’s title to or the Collateral Agent’s security interest in all or any part of the Collateral, and (iv) use commercially reasonable efforts to obtain any necessary consents of third parties to the assignment and perfection of a security interest of the Collateral Agent with respect to any Collateral. Guardian hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Guardian; provided, that, the Collateral Agent shall not be responsible for the filing, form, content or renewal of any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining perfection of the security interests.

Guardian agrees that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions. Guardian agrees to furnish the Collateral Agent promptly upon reasonable request by the Collateral Agent, with any information that is requested by the Collateral Agent in order to complete such financing statements, continuation statements, or amendments thereto.

SECTION 7. Certain Covenants of Guardian.

Guardian shall:

(a) not use or permit any Collateral to be used unlawfully or in violation of any provision of the Transaction Documents or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

(b) give the Collateral Agent twenty (20) Business Days’ prior written notice of any change in its name, identity or corporate structure or reincorporation, reorganization, or taking of any other action that results in a change of the jurisdiction of organization of Guardian;

(c) give the Collateral Agent twenty (20) Business Days’ prior written notice of any change in its chief place of business, chief executive office or residence or the office where Guardian keeps its records regarding the Collateral or a reincorporation, reorganization or other action that results in a change of the jurisdiction of organization of Guardian; and

(d) pay promptly when due all taxes, assessments and governmental charges or levies imposed upon, and all claims against, the Collateral, except to the extent the validity thereof is being contested in good faith and Guardian maintains reserves appropriate therefor under GAAP; provided that Guardian shall in any event pay such taxes, assessments, charges, levies or claims not later than three (3) Business Days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against Guardian or any of the Collateral as a result of the failure to make such payment.

SECTION 8. Special Covenants With Respect to the Collateral.

(a) Guardian shall:

(i) diligently keep reasonable records respecting the Collateral and at all times keep at least one (1) complete set of its records concerning such Collateral at its chief executive office or principal place of business;

(ii) not create, incur, assume or cause to exist any Lien on any property included within the definition of Collateral except as otherwise permitted under the Second Lien Note Indenture or the Intercreditor Agreement; and

(iii) not Transfer, or agree to Transfer, any Collateral except as otherwise permitted under the Second Lien Note Indenture or the Intercreditor Agreement.

(b) Guardian will reasonably process, prosecute and maintain any Patents in each of the countries in which Guardian has an issued patent or pending patent application to the extent material to the operation of its business. Guardian shall not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of, any Patents or other Intellectual Property.

(c) Guardian shall, concurrently with the execution and delivery of this Agreement, execute and deliver to the Collateral Agent five (5) originals of a Special Power of Attorney in the form of Exhibit I annexed hereto for execution of an assignment of the Collateral to the Collateral Agent, or the implementation of the sale or other disposition of the Collateral pursuant to the Collateral Agent’s good faith exercise of its rights and remedies granted hereunder; provided, however, the Collateral Agent agrees that it will not exercise its rights under such Special Power of Attorney unless an Event of Default has occurred and is continuing.

(d) Guardian further agrees that a breach of any of the covenants contained in this Section 8 will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8 shall be specifically enforceable against Guardian, and Guardian hereby waives and agrees that an adequate remedy does not exist at law or in damages and that no bond shall be required to be posted in connection with any request by the Collateral Agent for specific performance of such covenants.

SECTION 9. Protection of Intellectual Property.

Guardian agrees that if any Person shall do or perform any acts which the Collateral Agent believes constitute an infringement of any Intellectual Property and/or Patents, or violate or infringe any right of Guardian or the Collateral Agent therein or if any Person shall do or perform any acts which the Collateral Agent determines constitute an unauthorized or unlawful use thereof, then and in any such event, upon twenty (20) Business Days’ prior written notice to Guardian or if an Event of Default is continuing, then without such notice except as may be expressly required by the terms of this Agreement, the Second Lien Note Indenture or the Intercreditor Agreement, the Collateral Agent may and shall have the right to take such steps and institute such suits or proceedings as the Collateral Agent may deem advisable or necessary to prevent such acts and conduct and to secure damages and other relief by reason thereof, and to generally take such steps as may be advisable or necessary or proper for the full protection of the rights of the parties. The Collateral Agent may take such steps or institute such suits or proceedings in its own name or in the name of Guardian or in the names of the parties jointly. The Collateral Agent hereby agrees to give Guardian notice of any steps taken, or any suits or proceedings instituted by it pursuant to this Section 9.

SECTION 10. Standard of Care.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of good faith and of reasonable care in the accounting for moneys actually received by the Collateral Agent hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property.

SECTION 11. Remedies Upon Event of Default.

(a) Subject always to the terms and conditions of the Second Lien Note Indenture and the Intercreditor Agreement, if, and only if, any Event of Default shall have occurred and be continuing, the Collateral Agent may, in good faith, exercise in respect of the Collateral (I) all rights and remedies provided for herein or otherwise available to it, (II) all the rights and remedies of a secured party on default under the UCC, in all relevant jurisdictions, and (III) the right to:

(i) require Guardian to, and Guardian hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii) personally or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from Guardian or any other person who has possession of any part thereof, with or without notice or process of law, and for that purpose may enter upon Guardian’s premises where any of the Collateral is located and remove same;

(iii) foreclose or otherwise enforce the Collateral Agent’s security interests in any manner permitted by law or provided for in this Agreement; and

(iv) On not less than ten (10) Business Day’s prior notice to Guardian (which the company hereby agrees is commercially reasonable), sell the Collateral or any part thereof in one or more parcels at public or private sale, at any place or places for cash, on credit, or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have the right (but not the obligation) to bring suit, in the name of Guardian, the Collateral Agent or otherwise, to enforce any Collateral, in which event Guardian shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement and Guardian shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 13 hereof in connection with the exercise of its rights under this Section 11.

SECTION 12. Application of Proceeds.

Except as expressly provided elsewhere in this Agreement or in the Intercreditor Agreement, all proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied as follows:

1)	First, to the payment of the costs and expenses as provided in Section 13 hereof;

2)	Second, any surplus then remaining to the payment of the Secured Obligations under the Second Lien Note Indenture and the Notes in such order and manner as the Collateral Agent may in its reasonable discretion determine; and

3)	Third, any surplus then remaining to Guardian, or as directed by a court of competent jurisdiction.

SECTION 13. Expenses.

(a) Guardian agrees to pay to the Collateral Agent upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur after the occurrence of an Event of Default in connection with (i) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (ii) the exercise or enforcement of any of the rights of the Collateral Agent hereunder, or (iii) the curing by the Collateral Agent of any defaults by Guardian as provided under this Agreement.

(b) The obligations of Guardian in this Section 13 shall survive the termination of this Agreement and the discharge of Guardian’s other obligations under this Agreement, the Second Lien Note Indenture and the Notes.

SECTION 14. Continuing Security Interest; Termination and Release.

(a) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment and performance in full of the Secured Obligations, (ii) be binding upon Guardian and its respective successors and assigns, and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and permitted assigns.

(b) Upon the occurrence of payment and performance in full of all Secured Obligations, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Guardian. Upon any such termination the Collateral Agent will, at Guardian’s expense, execute and deliver to Guardian and authorize Guardian to file or record such documents as Guardian shall reasonably request or deem appropriate to evidence such termination.

SECTION 15. Amendments.

No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by Guardian therefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent and, in the case of any such amendment or modification, by Guardian. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

SECTION 16. Notices.

All notices, consents, waivers and other communications hereunder shall be in writing and shall be delivered in accordance with Section 1.05 of the Second Lien Note Indenture.

SECTION 17. Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 18. Severability.

If a court deems any part of this Agreement unenforceable, the parties agree that only the offending part shall be stricken and that the remaining parts shall be unaffected, and that any such stricken part of this Agreement shall be replaced by a valid provision which shall implement the commercial purpose of such stricken part.

SECTION 19. Headings and Captions.

The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

SECTION 20. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

(b) Any legal action or proceeding with respect to this Agreement may be brought in any state or federal court of competent jurisdiction in the state, county and city of New York. By execution and delivery of this Agreement, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the non-exclusive jurisdiction of such courts. Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement.

(c) Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in subsection (b) above of this Section in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in the Second Lien Note Indenture. Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a party to serve process on the other party in any other manner permitted by law.

SECTION 21. Waiver of Jury Trial.

Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to this Agreement. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.

SECTION 22. Counterparts; Effectiveness.

This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original.

SECTION 23. Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Guardian shall not be entitled to assign any of its obligations and rights under this Agreement without the prior written consent of the Collateral Agent. To the extent permitted under the Second Lien Note Indenture, the Collateral Agent may assign without consent of Guardian any of its rights under this Agreement without restriction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

GUARDIAN II ACQUISITION CORPORATION

By:
Name: Title:

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

SCHEDULE 1 TO

SECURITY AGREEMENT

DEFINITIONS

Capitalized terms used in this Agreement and not defined in this Schedule 1 shall have the meanings attributed thereto in the UCC.

“Affiliate” shall mean any Person that controls, is controlled by, or is under common control with another Person. For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Agreement” shall have the meaning set forth on the cover page of this Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.

“Collateral” shall have the meaning set forth in Section 2 of this Agreement.

“Collateral Agent” shall have the meaning set forth on the cover page of this Agreement.

“Event of Default” shall have the meaning assigned to that term in the Second Lien Note Indenture.

“FDA” means the United States Food and Drug Administration or any successor federal agency thereto.

“First Lien Documents” has the meaning given to that term in the Second Lien Note Indenture.

“First Lien Holder” means Paul Royalty Funds Holding II, a California General Partnership.

“First Lien Security Agreement” has the meaning given to that term in the Second Lien Note Indenture.

“GAAP” shall have the meaning set forth in the Second Lien Note Indenture.

“Guardian” shall have the meaning set forth on the cover page of this Agreement.

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“IND” means an investigation new drug application process relating to the Product.

“In-License Agreements” shall have the meaning set forth in the definition of Material Contract.

“Intellectual Property” shall mean all proprietary information; trade secrets; know-how; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application) and improvements thereto; Patents; registered or unregistered trademarks, trade names, service marks, including all goodwill associated therewith; registered and unregistered copyrights and all applications thereof; in each case that are owned, controlled by, issued to, licensed to, licensed by or hereafter acquired by or licensed by Guardian.

“Intercreditor Agreement” shall have the meaning set forth on the cover page of this Agreement.

“Lien” shall have the meaning set forth in the Second Lien Note Indenture.

“Material Contract” shall mean any contract, agreement or other arrangement to which either Guardian or any of its Subsidiaries is a party or any of the Guardian’s or its Subsidiaries’ respective assets or properties are bound or committed (other than the Transaction Documents and the First Lien Documents) pursuant to which an Assignor is granted a license to Intellectual Property covering the Product (each an “In-License Agreement”) or pursuant to which the Product is packaged.

“NDA” means a new drug application and all amendments and supplements thereto, submitted to the FDA with respect to the Product.

“Notes” shall mean the 12.50% Convertible Senior Notes Due 2011 of even date with this Agreement in the aggregate principal amount of [$*] made by Oscient for the benefit of the Noteholders, as the same may be amended, modified or supplemented in accordance with the terms thereof.

“Noteholders” means the holders of the Notes.

“Oscient” shall have the meaning set forth on the cover page of this Agreement.

“Out-License Agreements” shall mean any existing or future license, development, commercialization, co-promotion, collaboration, distribution, manufacturing, marketing or partnering agreement entered into by Guardian or any of its Affiliates relating to the Product pursuant to which Guardian or any of its Affiliates grant a license to distribute or sell the Product, in the United States of America, its territories and possessions.

“Patents” shall mean all patents, patent rights, patent applications, patent disclosures and invention disclosures issued or filed, together with all reissues, divisions, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, in each case which are owned, controlled by, issued to, licensed to or licensed by Guardian.

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“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

“Product” shall mean Antara, being any product used for treating patients with hypercholesterolemia, mixed with dyslipidemia or hypertriglyceridemia which includes: (i) the formulation of fenofibrate, known as 2-[4-(4-chlorobenzyl) phenoxy]-2-methyl-propanoic acid, 1-methylethyl ester; or (ii) any formulation, reformulation or line extension containing fenofibrate as an active ingredient, or any derivative or closely related analogs of fenofibrate (including but not limited to any stereoisomers, either separated or combined, any hydrates, any polymorphs, any salts, any solvates and any crystal forms) approved by the FDA as monotherapy or in combination with any other pharmaceutical substance that is made, developed, sold, offered for sale, distributed, marketed or promoted by Guardian, its Affiliates or licensees.

“Second Lien Note Indenture” shall have the meaning set forth on the cover page of this Agreement.

“Secured Obligations” shall have the meaning assigned to that term in the Second Lien Note Indenture.

“Transaction Documents” means this Agreement, the Second Lien Note Indenture and the Notes.

“Transfer” shall mean any sale, conveyance, assignment, disposition, pledge, hypothecation or transfer.

“UCC” shall mean the Uniform Commercial Code, as in effect on the date of this Agreement in the State of New York.

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SCHEDULE 5(b)

TO

SECURITY AGREEMENT

Filing Offices

Delaware Secretary of State

SCHEDULE 5(e)

TO

SECURITY AGREEMENT

Office Locations, Type and Jurisdiction of Organization

Place(s) of Business and Chief Executive Office of Grantor:

1000 Winter Street, Suite 2200

Waltham, MA 02451

Addresses of the Properties at which Grantor Maintains Records Relating to the Collateral:

1000 Winter Street, Suite 2200

Waltham, MA 02451

Jurisdiction of Organization: State of Delaware

Type of Organization: Corporation

Organizational Number: 4192216

EXHIBIT I TO

SECURITY AGREEMENT

EXHIBIT I TO

SECURITY AGREEMENT

SPECIAL POWER OF ATTORNEY

STATE OF                                              )

            )          ss.:

COUNTY OF                                         )

KNOW ALL MEN BY THESE PRESENTS, that Guardian II Acquisition Corporation (“Grantor”), hereby appoints and constitutes U.S. Bank National Association (the “Collateral Agent”), its true and lawful attorney, with full power of substitution and with full power and authority to perform the following acts on behalf of Grantor:

(a) upon the occurrence and during the continuance of an Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b) upon the occurrence and during the continuance of an Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (a) above;

(c) upon the occurrence and during the continuance of an Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may in its good faith sole discretion deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(d) to pay or discharge taxes or liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its reasonable commercial judgment, any such payments made by the Collateral Agent to become obligations of Grantor to the Collateral Agent, due and payable immediately without demand;

(e) upon the occurrence and during the continuance of an Event of Default, to sign and endorse any invoices, drafts against debtors, assignments, verifications, notices and other documents relating to the Collateral; and

(f) upon the occurrence and during the continuance of an Event of Default, to prepare, file and sign Grantor’s name on an assignment document in form acceptable to the Collateral Agent in its sole discretion necessary or desirable to transfer ownership of the Collateral to the Collateral Agent or an assignee or transferee of the Collateral Agent.

This Power of Attorney is made pursuant to a Security Agreement, dated as of                     , 200     between Grantor and the Collateral Agent (the “Security Agreement”) and is subject to the terms and provisions thereof. This Power of Attorney, being coupled with an interest, is irrevocable until all “Secured Obligations”, as such term is defined in the Security Agreement, are paid in full.

Date:

GUARDIAN II ACQUISITION CORPORATION

By:_______________________________________

Name: ____________________________________

Title: _____________________________________